For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. REPORTS
12 PERCENT GAIN IN DILUTED OPERATING EARNINGS
PER SHARE FOR SECOND QUARTER 2007
HIGHLIGHTS:
•	Record Second Quarter Operating Earnings
Diluted Operating Earnings per Share of 46 Cents — Up 12 Percent
Operating Net Income of $21.1 Million — Up 24 Percent
Loan and Fee Revenue Growth Drive Performance
•	Net Income of $11.9 million, Includes Special $15 Million Provision for Loan Losses
•	Completed Acquisition of Gwinnett Commercial Group
•	Opened Two De Novo Offices
BLAIRSVILLE, GA, July 24, 2007 — United Community Banks, Inc. (NASDAQ: UCBI) today announced record operating earnings for the second quarter of 2007. Compared with the second quarter of 2006, the company achieved a 21 percent increase in total operating revenue, a 24 percent rise in net operating income and a 12 percent gain in diluted operating earnings per share.
Reported earnings of $11.9 million included a special $15 million provision for fraud-related loan losses. The after-tax impact of this provision was $9.2 million, or 20 cents per diluted share.
“In a press release and conference call earlier this month, we discussed the $15 million provision for fraud-related loan losses in two developments near Spruce Pine, North Carolina,” said Jimmy

Tallent, United’s President and Chief Executive Officer. “We also stated that we classified the entire $23.6 million of loans as non-accrual and reversed the accrued interest. Because this fraud-related matter was isolated and a non-recurring event, we have shown the special provision separate from the regular provision for loan losses. We will highlight operating earnings measures, which exclude this provision, for the balance of 2007 to provide a better understanding of our underlying core earnings and credit trends. With that, we continued to deliver solid operating performance for the second quarter and our dedicated employees, community bank business model, unique footprint and service-oriented culture position us well to meet our challenges. In fact, our customer satisfaction scores in June of 93.3 percent reached the highest level since we began measuring them in March of 2003. This is strong evidence that our employees are focused on service and our community banking business model is working.”
Total operating revenue on a taxable equivalent basis was $80.8 million for the quarter compared with $66.8 million for the second quarter of 2006, a 21 percent increase. Total revenue was $156.6 million year-to-date versus $131.0 million for 2006. Net operating income for the second quarter of 2007 was $21.1 million, compared with $16.9 million for the same period of 2006, a 24 percent increase. Net operating income for the first six months was $40.4 million for 2007 compared with $33.0 million for 2006. Diluted operating earnings per share for the second quarter increased 12 percent to 46 cents from 41 cents a year ago. For the first six months, diluted operating earnings per share increased 13 percent from 80 cents to 90 cents. Operating return on tangible equity was 17.54 percent and operating return on assets was 1.12 percent for the second quarter, compared with 17.68 percent and 1.10 percent a year ago, respectively.
Loans increased by $1.2 billion, or 25 percent, from a year ago. This increase included $267 million from the Southern National Bank acquisition, which closed in December 2006, and $534 million from the First Bank of the South acquisition, which closed in June 2007. Excluding acquired loans, core loan growth was 8 percent for the past twelve months and 5 percent annualized, or $63 million, on a linked quarter basis. “While we’ve experienced slower growth in 2007, the pace increased from the first quarter and we are targeting loan growth in the 4 to 8 percent range for the remainder of the year,” said Tallent.

“The company was able to fund year-over-year loan growth by adding $450 million in customer deposits, which excludes deposits from acquisitions,” noted Tallent. “During 2007, we have shifted to lower-cost wholesale funding with customer deposits decreasing slightly during the second quarter. However, for the first six months we continued to fund our loan growth with core customer deposits, adding $143 million of transaction, savings and money market accounts while letting more expensive time deposits run off.”
United continued de novo expansion during the quarter by opening two offices in Georgia, one in Hall County outside of Gainesville and another in Cherokee County near Interstate 575 approaching Atlanta. “While we will continue to look for expansion opportunities that make sense, we will also be prudent as we monitor loan growth trends,” said Tallent.
United also completed the acquisition of metro Atlanta-based First Bank of the South during the second quarter. The transaction added three offices in Gwinnett County and one each in DeKalb and north Fulton counties. The population of Gwinnett, the second-largest county in the Atlanta MSA, is projected to grow at four times the national average, or 26 percent, over the next five years. United now has 11 community banks with 47 offices and approximately $3.5 billion in assets in the Atlanta Region, which includes the Atlanta and Gainesville MSAs.
For the second quarter of 2007, taxable equivalent net interest revenue of $68.0 million reflected an increase of $9.5 million, or 16 percent, from the second quarter of 2006. The year-to-date increase was $18.6 million, or 16 percent, compared to the first half of 2006. Taxable equivalent net interest margin was 3.94 percent for the second quarter, compared with 3.99 percent for the first quarter of 2007 and 4.07 percent for the second quarter of 2006. “Consistent with the industry, our net interest margin has been under pressure due to the flat yield curve,” stated Tallent. “The slight decrease from last quarter was due to the increase in non-accrual loans and a slight change in the mix of earning assets. With the addition of First Bank of the South, we expect our margin to move up a few basis points during the second half of 2007. Our focus remains on generating high-quality loans and attracting low-cost customer deposits while keeping discretionary spending at a minimum.”

The second quarter provision for loan losses was $3.7 million, excluding the special $15 million fraud loss provision. Annualized net charge-offs to average loans was 15 basis points for the second quarter compared to 11 basis points for the first quarter and 9 basis points for the second quarter of 2006. At quarter-end, non-performing assets totaled $43.6 million, including $23.6 million of fraud-related loans associated with the Spruce Pine developments. Excluding Spruce Pine loans, non-performing assets were $20.0 million, compared with $8.8 million a year ago and $14.3 million at the end of the first quarter of 2007. Excluding Spruce Pine, non-performing assets, as a percentage of total assets was 25 basis points at quarter-end, compared with 20 basis points at March 31, 2007 and 14 basis points at June 30, 2006. The Spruce Pine non-performing assets as a percentage of total assets was 29 basis points, bringing the combined total to 54 basis points at June 30, 2007.
“Throughout most of 2006 and into 2007 we were at unsustainably low levels of non-performing assets,” Tallent said. “Non-performing assets, excluding Spruce Pine, were at the lower end of our long-term historic range of 20 to 35 basis points. While these non-performing Spruce Pine loans and the fraud-related loan loss provision this quarter are real, and at the end of the day affect our bottom line, they are not a typical occurrence for this company. This was an isolated event, and our long-standing principle of strong credit quality with loans secured by hard assets continues.”
Fee revenue of $16.6 million for the second quarter grew by $4.6 million, or 38 percent, from the $12.0 million for the second quarter of 2006. The linked quarter increase was $2.2 million. Service charges and fees on deposit accounts of $8.0 million increased $1.1 million, or 17 percent, from the second quarter of 2006, primarily due to growth in transactions and new accounts resulting from core deposit programs and higher ATM and debit card usage. Mortgage fees rose $768,000 to $2.5 million due to higher volumes and pricing of mortgages sold. Mortgage loans closed during the second quarter were $122 million compared with $92 million for the second quarter of 2006. Consulting fees of $2.2 million were up $669,000 from a year ago, or 43 percent, reflecting strong growth in our advisory services practice. During the quarter there were securities gains of $1.4 million, partially offset by a $1.2 million charge on the prepayment of higher-cost borrowings. Both transactions were part of United’s ongoing balance sheet management activities.
Operating expenses of $47.7 million increased $8.1 million, or 20 percent, from the second quarter of 2006. The acquisitions of Southern National Bank and First Bank of the South accounted for approximately $2.3 million of the total increase. Salaries and employee benefit costs totaled $30.0 million, which was $5.6 million, or 23 percent, higher than the second quarter of 2006. Acquisitions accounted for about $1.5 million of the increase, with the rest primarily due to staffing de novo locations and business growth. Professional fees increased $941,000 to $2.0 million reflecting higher fees associated with corporate initiatives and loan foreclosures.. Occupancy expense increased $400,000 to $3.3 million reflecting higher costs to operate additional banking offices. Postage, printing and supplies expense rose $391,000 to $1.7 million due to business growth and marketing campaigns.
“Our operating efficiency ratio for the quarter of 56.6 percent was within our long-term efficiency goal of 56 to 58 percent,” Tallent said. “The efficiency ratio shows that despite the difficult environment that we are operating in, strong revenue growth coupled with disciplined expense controls are offsetting the significant expansion cost of reinvesting for the future.”
“The Board of Directors approved a one million share increase in our stock purchase program that expires in December 2007, raising the total authorized level to two million shares,” stated Tallent. “With the recent drop in our stock price, management and the Board felt it was appropriate for the company to demonstrate its support and commitment to enhancing shareholder value. We plan to start the purchase program immediately.”
“With the slower pace of loan growth, our outlook for 2007 is for operating earnings per share growth of 10 to 12 percent,” said Tallent. “We remain committed to building shareholder value through our ability to deliver consistent double-digit growth in operating earnings per share, expand the franchise and provide superior customer service. It’s no secret that we encountered some challenges in the first half of 2007, but we are optimistic that we will deliver another year of superior operating performance.”

Conference Call
United Community Banks will hold a conference call on Tuesday, July 24, 2007, at 11 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for 2007. The telephone number for the conference call is (866) 383-7989 and the pass code is “UCBI.” The conference call will also be available by web cast within the Investor Relations section of the company’s web site at www.ucbi.com.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $8.1 billion and operates 27 community banks with 110 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
(Tables Follow)

UNITED COMMUNITY BANKS, INC.
Financial Highlights
Selected Financial Information

						Second
	2007		2006			Quarter	For the Six		YTD
(in thousands, except per share	Second	First	Fourth	Third	Second	2007-2006	Months Ended		2007-2006
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change	2007	2006	Change

INCOME SUMMARY
Interest revenue	$136,237	$129,028	$123,463	$116,304	$107,890		$265,265	$206,928
Interest expense	68,270	63,923	60,912	55,431	49,407		132,193	92,472

Net interest revenue	67,967	65,105	62,551	60,873	58,483	16%	133,072	114,456	16%
Provision for loan losses (1)	3,700	3,700	3,700	3,700	3,700		7,400	7,200
Fee revenue	16,554	14,382	13,215	12,146	11,976	38	30,936	23,734	30

Total operating revenue	80,821	75,787	72,066	69,319	66,759	21	156,608	130,990	20
Operating expenses	47,702	44,841	42,521	41,441	39,645	20	92,543	78,108	18

Income before taxes	33,119	30,946	29,545	27,878	27,114	22	64,065	52,882	21
Income taxes	12,043	11,601	11,111	10,465	10,185		23,644	19,914

Net operating income	21,076	19,345	18,434	17,413	16,929	24	40,421	32,968	23
Fraud loss provision, net of tax (1)	9,165	—	—	—	—		9,165	—

Net income	$11,911	$19,345	$18,434	$17,413	$16,929	(30)	$31,256	$32,968	(5)

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$.47	$.45	$.45	$.43	$.42	12	$.92	$.82	12
Diluted	.46	.44	.44	.42	.41	12	.90	.80	13
Return on tangible equity (2)(3)(4)	17.54%	17.18%	17.49%	17.29%	17.68%		17.36%	17.67%
Return on assets (4)	1.12	1.11	1.10	1.09	1.10		1.12	1.10
Dividend payout ratio	19.15	20.00	17.78	18.60	19.05		19.57	19.51

GAAP PERFORMANCE MEASURES
Per common share:
Basic earnings	$.26	$.45	$.45	$.43	$.42	(38)	$.71	$.82	(13)
Diluted earnings	.26	.44	.44	.42	.41	(37)	.70	.80	(13)
Cash dividends declared	.09	.09	.08	.08	.08	13	.18	.16	13
Book value	16.98	14.83	14.37	13.07	12.34	38	16.98	12.34	38
Tangible book value (3)	10.44	11.06	10.57	10.16	9.50	10	10.44	9.50	10

Key performance ratios:
Return on equity (2)(4)	7.05	12.48	13.26	13.22	13.41		9.64	13.33
Return on assets (4)	.64	1.11	1.10	1.09	1.10		.86	1.10
Net interest margin (4)	3.94	3.99	3.99	4.07	4.07		3.96	4.07
Efficiency ratio	56.59	56.56	55.93	56.46	56.04		56.57	56.40
Dividend payout ratio	34.62	20.00	17.78	18.60	19.05		25.35	19.51
Equity to assets	8.94	8.80	8.21	8.04	7.95		8.87	7.99
Tangible equity to assets (3)	6.65	6.66	6.46	6.35	6.22		6.65	6.23

ASSET QUALITY (5)
Allowance for loan losses	$92,471	$68,804	$66,566	$60,901	$58,508		$92,471	$58,508
Non-performing assets	43,601	14,290	13,654	9,347	8,805		43,601	8,805
Net charge-offs	2,124	1,462	1,930	1,307	1,042		3,586	2,287
Allowance for loan losses to loans	1.54%	1.27%	1.24%	1.23%	1.22%		1.54%	1.22%
Non-performing assets to total assets	.54	.20	.19	.14	.14		.54	.14
Net charge-offs to average loans (4)	.15	.11	.15	.11	.09		.13	.10

AVERAGE BALANCES
Loans	$5,619,950	$5,402,860	$5,134,721	$4,865,886	$4,690,196	20	$5,512,005	$4,598,355	20
Investment securities	1,242,448	1,153,208	1,059,125	1,029,981	1,039,707	19	1,198,075	1,039,198	15
Earning assets	6,915,134	6,599,035	6,225,943	5,942,710	5,758,697	20	6,757,959	5,667,213	19
Total assets	7,519,392	7,092,710	6,669,950	6,350,205	6,159,152	22	7,307,231	6,060,526	21
Deposits	5,945,633	5,764,426	5,517,696	5,085,168	4,842,389	23	5,855,530	4,728,730	24
Shareholders’ equity	672,348	624,100	547,419	510,791	489,821	37	648,358	484,420	34
Common shares — basic	44,949	43,000	41,096	40,223	40,156		43,980	40,122
Common shares — diluted	45,761	43,912	42,311	41,460	41,328		44,842	41,259

AT PERIOD END
Loans	$5,999,093	$5,402,198	$5,376,538	$4,965,365	$4,810,277	25	$5,999,093	$4,810,277	25
Investment securities	1,213,659	1,150,424	1,107,153	980,273	974,524	25	1,213,659	974,524	25
Total assets	8,087,667	7,186,602	7,101,249	6,455,290	6,331,136	28	8,087,667	6,331,136	28
Deposits	6,361,269	5,841,687	5,772,886	5,309,219	4,976,650	28	6,361,269	4,976,650	28
Shareholders’ equity	828,731	638,456	616,767	526,734	496,297	67	828,731	496,297	67
Common shares outstanding	48,781	43,038	42,891	40,269	40,179		48,781	40,179

(1)	Excludes effect of special $15 million fraud related provision for loan losses recorded in the second quarter of 2007.

(2)	Net income available to common shareholders, which excludes preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).

(3)	Excludes effect of acquisition related intangibles and associated amortization.

(4)	Annualized.

(5)	Asset Quality measures for the second quarter and first six months of 2007 include $23.6 million in nonperforming loans and a special $15 million fraud loss provision that relate to two real estate developments. This fraud-related matter was isolated and considered to be non-recurring. Excluding the non-recurring amounts, the allowance for loan losses would be $77,471, the allowance for loan losses to loans ratio would be 1.29%, non-performing assets would be $19,968 and the ratio of non-performing assets to total assets would be .25% at June 30, 2007.

UNITED COMMUNITY BANKS, INC.
Financial Highlights
Loan Portfolio Composition at Period-End

						Linked Quarter
	2007		2006			Change(3)		Year over Year Change
	Second	First	Fourth	Third	Second		Excluding		Excluding
(in millions)	Quarter(1)	Quarter	Quarter(2)	Quarter	Quarter	Actual	Acquired	Actual	Acquired

LOANS BY CATEGORY
Commercial (sec. by RE)	$1,461	$1,227	$1,230	$1,157	$1,130	76%	5%	29%	7%
Commercial & industrial	421	315	296	272	255	135	18	65	27

Total commercial	1,882	1,542	1,526	1,429	1,385	88	8	36	10
Construction & land dev	2,522	2,336	2,333	2,065	1,995	32	(1)	26	7
Residential mortgage	1,413	1,354	1,338	1,299	1,261	17	10	12	8
Consumer / installment	182	170	180	172	169	28	20	8	1

Total loans	$5,999	$5,402	$5,377	$4,965	$4,810	44	5	25	8

LOANS BY MARKET
Atlanta Region	$2,517	$2,015	$2,005	$1,696	$1,625	100%	(7)%	55%	6%
North Georgia	2,032	2,010	2,034	1,984	1,952	4	4	4	4
Coastal Georgia	396	372	358	343	336	26	26	18	18
Western North Carolina	816	782	773	752	717	17	17	14	14
Eastern Tennessee	238	223	207	190	180	27	27	32	32

Total loans	$5,999	$5,402	$5,377	$4,965	$4,810	44	5	25	8

(1)	Acquired Gwinnett Commercial Group on June 1, 2007 with total loans of $534 million in the Atlanta Region: Commercial (secured by RE) of $219 million; Commercial & industrial of $91million; Construction & land development of $193 million; Residential mortgage of $27 million and Consumer / installment of $4 million.

(2)	Acquired Southern Bancorp on December 1, 2006 with total loans of $267 million in the Atlanta Region: Commercial (secured by RE) of $38 million; Commercial & industrial of $6 million; Construction & land development of $192 million; Residential mortgage of $25 million and Consumer / installment of $7 million.

(3)	Annualized.

UNITED COMMUNITY BANKS, INC.
Operating Earnings to GAAP Earnings Reconciliation
(in thousands, except per share data)

	Second	Six Months Ended
	Quarter	June 30,
	2007	2007
Special provision for fraud related loan losses	$15,000	$15,000
Income tax effect of special provision	5,835	5,835

After-tax effect of special provision	$9,165	$9,165

Net Income Reconciliation
Operating net income	$21,076	$40,421
After-tax effect of special provision	(9,165)	(9,165)

Net income (GAAP)	$11,911	$31,256

Basic Earnings Per Share Reconciliation
Basic operating earnings per share	$.47	$.92
Per share effect of special provision	(.21)	(.21)

Basic earnings per share (GAAP)	$.26	$.71

Diluted Earnings Per Share Reconciliation
Diluted operating earnings per share	$.46	$.90
Per share effect of special provision	(.20)	(.20)

Diluted earnings per share (GAAP)	$.26	$.70

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2007	2006	2007	2006

Interest revenue:
Loans, including fees	$119,799	$95,242	$233,872	$181,848
Investment securities:
Taxable	15,476	11,521	29,444	22,839
Tax exempt	438	509	885	1,023
Federal funds sold and deposits in banks	80	162	138	320

Total interest revenue	135,793	107,434	264,339	206,030

Interest expense:
Deposits:
NOW	11,470	7,342	22,097	13,329
Money market	3,540	1,614	6,080	2,814
Savings	374	226	683	454
Time	41,979	29,599	83,604	54,985

Total deposit interest expense	57,363	38,781	112,464	71,582
Federal funds purchased, repurchase agreements, & other short-term borrowings	3,671	2,078	5,488	3,560
Federal Home Loan Bank advances	5,035	6,380	9,836	13,009
Long-term debt	2,201	2,168	4,405	4,321

Total interest expense	68,270	49,407	132,193	92,472

Net interest revenue	67,523	58,027	132,146	113,558
Provision for loan losses	18,700	3,700	22,400	7,200

Net interest revenue after provision for loan losses	48,823	54,327	109,746	106,358

Fee revenue:
Service charges and fees	7,975	6,828	15,228	13,181
Mortgage loan and other related fees	2,476	1,708	4,699	3,221
Consulting fees	2,241	1,572	3,988	3,156
Brokerage fees	1,192	796	2,136	1,646
Securities gains (losses), net	1,386	—	1,593	(3)
Losses on prepayment of borrowings	(1,164)	(290)	(1,164)	(290)
Other	2,448	1,362	4,456	2,823

Total fee revenue	16,554	11,976	30,936	23,734

Total revenue	65,377	66,303	140,682	130,092

Operating expenses:
Salaries and employee benefits	30,022	24,469	58,339	48,353
Communications and equipment	3,845	3,731	7,657	7,107
Occupancy	3,316	2,916	6,507	5,848
Advertising and public relations	2,098	1,948	4,114	3,836
Postage, printing and supplies	1,680	1,289	3,340	2,805
Professional fees	2,010	1,069	3,489	2,230
Amortization of intangibles	633	503	1,197	1,006
Other	4,098	3,720	7,900	6,923

Total operating expenses	47,702	39,645	92,543	78,108

Income before income taxes	17,675	26,658	48,139	51,984
Income taxes	5,764	9,729	16,883	19,016

Net income	$11,911	$16,929	$31,256	$32,968

Net income available to common shareholders	$11,906	$16,924	$31,246	$32,958

Earnings per common share:
Basic	$.26	$.42	$.71	$.82
Diluted	.26	.41	.70	.80
Dividends per common share	.09	.08	.18	.16
Weighted average common shares outstanding:
Basic	44,949	40,156	43,980	40,122
Diluted	45,761	41,328	44,842	41,259

UNITED COMMUNITY BANKS, INC.
Consolidated Balance Sheet

	June 30,	December 31,	June 30,
(in thousands, except share and per share data)	2007	2006	2006

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$171,095	$158,348	$159,954
Interest-bearing deposits in banks	23,146	12,936	21,948

Cash and cash equivalents	194,241	171,284	181,902

Securities available for sale	1,213,659	1,107,153	974,524
Mortgage loans held for sale	30,615	35,325	24,000
Loans, net of unearned income	5,999,093	5,376,538	4,810,277
Less allowance for loan losses	92,471	66,566	58,508

Loans, net	5,906,622	5,309,972	4,751,769

Premises and equipment, net	171,327	139,716	124,018
Accrued interest receivable	64,538	58,291	44,187
Goodwill and other intangible assets	326,467	167,058	117,646
Other assets	180,198	112,450	113,090

Total assets	$8,087,667	$7,101,249	$6,331,136

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$773,435	$659,892	$662,463
NOW	1,447,789	1,307,654	1,106,988
Money market	504,730	255,862	198,491
Savings	207,468	175,631	173,985
Time:
Less than $100,000	1,651,486	1,650,906	1,388,009
Greater than $100,000	1,428,841	1,397,245	1,106,359
Brokered	347,520	325,696	340,355

Total deposits	6,361,269	5,772,886	4,976,650

Federal funds purchased, repurchase agreements, and other short-term borrowings	238,429	65,884	249,552
Federal Home Loan Bank advances	499,060	489,084	458,587
Long-term debt	113,151	113,151	111,869
Accrued expenses and other liabilities	47,027	43,477	38,181

Total liabilities	7,258,936	6,484,482	5,834,839

Shareholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 32,200, 32,200 and 32,200 shares issued and outstanding	322	322	322
Common stock, $1 par value; 100,000,000 shares authorized; 48,781,351, 42,890,863 and 40,178,533 shares issued and outstanding	48,781	42,891	40,179
Common stock issuable; 60,761, 29,821 and 19,712 shares	1,816	862	544
Capital surplus	461,226	270,383	197,235
Retained earnings	329,229	306,261	277,086
Accumulated other comprehensive loss	(12,643)	(3,952)	(19,069)

Total shareholders’ equity	828,731	616,767	496,297

Total liabilities and shareholders’ equity	$8,087,667	$7,101,249	$6,331,136

UNITED COMMUNITY BANKS, INC.
Average Consolidated Balance Sheets and Net Interest Analysis
For the Three Months Ended June 30,

	2007			2006
	Average		Avg.	Average		Avg.
(dollars in thousands, taxable equivalent)	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans, net of unearned income (1)(2)	$5,619,950	$119,569	8.53%	$4,690,196	$95,127	8.14%
Taxable securities (3)	1,200,268	15,476	5.16	991,701	11,521	4.65
Tax-exempt securities (1) (3)	42,180	721	6.83	48,006	837	6.97
Federal funds sold and other interest-earning assets	52,736	471	3.57	28,794	405	5.63

Total interest-earning assets	6,915,134	136,237	7.90	5,758,697	107,890	7.51

Non-interest-earning assets:
Allowance for loan losses	(73,323)			(57,654)
Cash and due from banks	130,046			129,389
Premises and equipment	158,290			120,870
Other assets (3)	389,245			207,850

Total assets	$7,519,392			$6,159,152

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW	$1,379,423	$11,470	3.34	$1,102,041	$7,342	2.67
Money market	354,815	3,540	4.00	180,757	1,614	3.58
Savings	186,490	374	.80	174,533	226	.52
Time less than $100,000	1,627,708	19,978	4.92	1,344,861	14,066	4.20
Time greater than $100,000	1,372,410	17,892	5.23	1,061,249	12,147	4.59
Brokered	332,857	4,109	4.95	327,962	3,386	4.14

Total interest-bearing deposits	5,253,703	57,363	4.38	4,191,403	38,781	3.71

Federal funds purchased and other borrowings	275,319	3,671	5.35	165,563	2,078	5.03
Federal Home Loan Bank advances	419,287	5,035	4.82	506,531	6,380	5.05
Long-term debt	113,270	2,201	7.79	111,869	2,168	7.77

Total borrowed funds	807,876	10,907	5.42	783,963	10,626	5.44

Total interest-bearing liabilities	6,061,579	68,270	4.52	4,975,366	49,407	3.98

Non-interest-bearing liabilities:
Non-interest-bearing deposits	691,930			650,986
Other liabilities	93,535			42,979

Total liabilities	6,847,044			5,669,331
Shareholders’ equity	672,348			489,821

Total liabilities and shareholders’ equity	7,519,392			6,159,152

Net interest revenue		$67,967			$58,483

Net interest-rate spread			3.38%			3.53%

Net interest margin (4)			3.94%			4.07%

(1)	Interest revenue on tax-exempt securities and loans has been increased to reflect comparable interest on taxable securities and loans. The rate used was 39%, reflecting the statutory federal income tax rate and the federal tax adjusted state income tax rate.

(2)	Included in the average balance of loans outstanding are loans where the accrual of interest has been discontinued.

(3)	Securities available for sale are shown at amortized cost. Pretax unrealized losses of $7.8 million in 2007 and $21.6 million in 2006 are included in other assets for purposes of this presentation.

(4)	Net interest margin is taxable equivalent net-interest revenue divided by average interest-earning assets.

UNITED COMMUNITY BANKS, INC.
Average Consolidated Balance Sheets and Net Interest Analysis
For the Six Months Ended June 30,

	2007			2006
	Average		Avg.	Average		Avg.
(dollars in thousands, taxable equivalent)	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans, net of unearned income (1)(2)	$5,512,005	$233,437	8.54%	$4,598,355	$181,622	7.96%
Taxable securities (3)	1,155,308	29,444	5.10	990,698	22,839	4.61
Tax-exempt securities (1) (3)	42,767	1,456	6.81	48,500	1,683	6.94
Federal funds sold and other interest-earning assets	47,879	928	3.88	29,660	784	5.29

Total interest-earning assets	6,757,959	265,265	7.91	5,667,213	206,928	7.36

Non-interest-earning assets:
Allowance for loan losses	(70,769)			(56,247)
Cash and due from banks	125,367			125,957
Premises and equipment	152,593			118,245
Other assets (3)	342,081			205,358

Total assets	$7,307,231			$6,060,526

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW	$1,351,277	$22,097	3.30	$1,092,245	$13,329	2.46
Money Market	308,541	6,080	3.97	172,128	2,814	3.30
Savings	180,913	683	.76	175,161	454	.52
Time less than $100,000	1,634,569	39,774	4.91	1,307,676	26,101	4.03
Time greater than $100,000	1,378,870	35,808	5.24	1,020,682	22,556	4.46
Brokered	333,800	8,022	4.85	321,562	6,328	3.97

Total interest-bearing deposits	5,187,970	112,464	4.37	4,089,454	71,582	3.53

Federal funds purchased & other borrowings	207,663	5,488	5.33	147,185	3,560	4.88

Federal Home Loan Bank advances	407,583	9,836	4.87	546,405	13,009	4.80
Long-term debt	113,251	4,405	7.84	111,868	4,321	7.79

Total borrowed funds	728,497	19,729	5.46	805,458	20,890	5.23

Total interest-bearing liabilities	5,916,467	132,193	4.51	4,894,912	92,472	3.81

Non-interest-bearing liabilities:
Non-interest-bearing deposits	667,560			639,276
Other liabilities	74,846			41,918

Total liabilities	6,658,873			5,576,106
Shareholders’ equity	648,358			484,420

Total liabilities and shareholders’ equity	$7,307,231			$6,060,526

Net interest revenue		$133,072			$114,456

Net interest-rate spread			3.40%			3.55%

Net interest margin (4)			3.96%			4.07%

(1)	Interest revenue on tax-exempt securities and loans has been increased to reflect comparable interest on taxable securities and loans. The rate used was 39%, reflecting the statutory federal income tax rate and the federal tax adjusted state incom tax rate.

(2)	Included in the average balance of loans outstanding are loans where the accrual of interest has been discontinued.

(3)	Securities available for sale are shown at amortized cost. Pretax unrealized losses of $8.9 million in 2007 and $17.9 million in 2006 are included in other assets for purposes of this presentation.

(4)	Net interest margin is taxable equivalent net-interest revenue divided by average interest-earning assets.